Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-46722-01) pertaining to the Investors Heritage Capital Corporation and Affiliated Companies 401(k) Savings Plan (formerly the Kentucky Investors, Inc. and Affiliated Companies 401(k) Savings Plan) of our report dated March 12, 2009 (except for the impact of the matters described in Note L, as to which our report is dated December 31, 2009) with respect to the consolidated financial statements of Investors Heritage Capital Corporation included in this Annual Report (Form 10-K/A) for the year ended December 31, 2008.

                                                                                    /s/ Ernst & Young LLP

Cincinnati, Ohio

December 31, 2009